Exhibit 10.41 Promissory Note and Settlement Agreement with Gary Lange



                              SETTLEMENT AGREEMENT

The parties to this agreement are Jeffrey S. Harden, Lynn A. Harden, American Resources and Development Company ("ARDCO"), Print Works, Inc. ("PWI") (which parties shall be collectively hereinafter referred to as the defendants) and Gary Lange and Susan Lange (collectively hereinafter referred to as "Lange"). This agreement is effective as of May 2, 2001.

WHEREAS, there is a pending lawsuit in the Circuit Court of the State of Oregon for the County of Multnomah entitled: Gary and Susan Lange V. Jeff Harden et at, Multnomah County Circuit Court Case No.0001-00820;

WHEREAS, this agreement is conditioned upon obtaining court approval of this settlement; and

WHEREAS, the parties have decided to resolve all claims in accordance with the terms and conditions set forth herein.

IT IS HEREBY AGREED AS FOLLOWS:

I. Payment. The defendants hereby jointly and severally agree to pay Lange ONE HUNDRED THOUSAND DOLLARS ($100,000.00) paid as follows:

                  a. THREE THOUSAND DOLLARS ($3,000.00) per month commencing on July 1, 2001, and the first of each month thereafter for a period of 12 months;

                  b. FIVE THOUSAND DOLLARS ($5,000.00) per month commencing on July 1, 2002, and the first of each month thereafter for a period of 11 months; and

         c. NINE THOUSAND DOLLARS ($9,000.00) as a final payment due on July 1, 2003.

                          PAGE 1 - SETTLEMENT AGREEMENT

No interest shall be payable on this amount unless defendants fail to make the monthly payments. Defendants shall not be deemed to have failed to make a payment unless they have been given notice of the missed payment and ten additional days to cure the nonpayment. If defendants do not cure any nonpayment within the ten-day cure period, then they shall be deemed to have defaulted. In the event of default, all remaining payments are accelerated and will become due and payable. In addition, interest on the accelerated balance due shall be payable from May 3, 2001 at the rate provided for judgments in Oregon.

2. Tender of Lange Shares. Lange hereby tenders all of their PWI stock to the defendants or their designee, together with a guarantee stock power in the form attached as Exhibit "A," and agrees to execute any and all documents necessary to effect such transfer. Said documents shall be prepared by the defendants.

3. Warranty of Financial Condition. As an inducement to entering into this Settlement Agreement, Lange has relied upon the current income and balance sheets of PWI, ARDCO and Jeff and Lynn Harden. A copy of said financial statements are attached hereto as Exhibit "B" and herein incorporated by reference. The defendants and each of them hereby warrant and represent that to the best of their knowledge said statements are accurate and contain no material misrepresentations or omissions.

4. Execution of Promissory Note and Confession of Judgment. Defendants, and each of them, shall sign a promissory note (Exhibit "C") and a Confession of Judgment (Exhibit "D"). Lange covenants and promises not to file said Confessions of Judgment and/or not to transfer the promissory notes, except in the event of an untimely and uncured payment as

                         PAGE 2 - SETTLEMENT AGREEMENT

As provided for herein. If defendants fail to make the payments in a timely fashion as described in paragraph 1 above, the remaining principal owed shall become immediately due and payable in its entirety with interest on said unpaid balance to accrue at the statutory rate of nine percent (9%) per annum from May 2, 2001. Defendants shall have an opportunity to cure any nonpayment within ten
(10) days of a written notice of nonpayment. If defendants timely cure any nonpayment, the remaining unpaid principal shall not be accelerated and there shall be no interest owed (if defendants thereafter continue to make timely payments). If defendants fail to timely cure any nonpayment, Lange may file the Confessions of Judgment and commence enforcement of those judgments and/or sell or transfer any or all of the promissory notes without further notice.

In the event that the confession to judgment is entered in any circuit court, based upon one or more confessions of judgment provided pursuant to this Section, within ten days thereafter, plaintiffs, and each of them, shall cause to be filed in each court wherein the confession of judgment is entered a partial satisfaction of judgment, crediting defendants, and each of them, with all amounts credited against the judgment up to the time of entry of judgment on the confession of judgment. Thereafter, plaintiffs, and each of them, no less frequently than quarterly, shall file additional partial satisfactions of judgment in each county in which the confession of judgment has been entered, to reflect all payments received during the previous quarter. Further, when the judgment is paid off (whether by one defendant or more), plaintiffs agree to file within ten days satisfactions of judgment in each jurisdiction where the confession of judgment was filed by them or on their behalf.

                         PAGE 3 - SETTLEMENT AGREEMENT
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Plaintiffs,  and each of them,  should keep a log of all  payments  received and credited against the promissory note and confession of judgment, indicating the date the payment was received and balance due after crediting each payment. Within ten days of receipt of a written request for a copy of the log, plaintiffs, and each of them, shall provide a true copy of the log, together with a statement of the payoff balance, including a per diem rate."

5. Court Approval. Court approval is required for settlement of the derivative claims. This Settlement Agreement is conditioned upon obtaining approval to settle such claims. The parties agree to cooperate in obtaining such court approval, including, but not limited to, execution of documents and participating in any court appearance(s). The parties agree to maintain the confidential nature of this settlement in the approval process, including having the court seal the settlement portion of this case if necessary.

6. Mutual Releases. Effective upon court approval, the parties hereby agree to the following:

         a. The Langes, and each of them, hereby release and forever discharge Jeffrey S. Harden, Lynn A. Harden, ARDCO and PWI, all of their employees, officers, directors, shareholders, agents, attorneys, insurers, and all their successors in interest, assigns and all those acting for or on behalf of them from: any and all claims, causes of action, counterclaims, debts, or damages of every kind and nature whatsoever that the Langes now have or claim to have had, including, but not limited to, all such claims that were or could have been asserted in the lawsuit, except for the rights, duties and obligations arising under this agreement.

                          PAGE 4 -SETTLEMENT AGREEMENT

         b. The defendants, and each of them, hereby release and forever discharge Lange, all of their employees, agents, attorneys, insurers, and all their successors in interest, assigns and all those acting for or on behalf of them from: any and all claims, causes of action, counterclaims, debts, or damages of every kind and nature whatsoever that the defendants now have or claim to have had, including, but not limited to, all such claims that were or could have been asserted in the lawsuit, except for the rights, duties and obligations arising under this agreement.

7. Dismissal of Lawsuit. Effective upon the court's approval of this settlement, the parties hereby agree to execute all documents necessary for the dismissal of the lawsuit, and claims or counterclaims, with prejudice and without costs or attorneys' fees to any party.

8. Confidentiality. The terms of this agreement are confidential and shall not be revealed, except, however the parties may reveal these terms to their respective lawyers, tax advisors, and spouses, with instruction to comply with this provision, and the parties may reveal the terms of this agreement in connection with obtaining court approval of this settlement, or in response to other valid legal process.

9. Notices. Any notice required under this agreement shall be made by First Class U.S. Mail and facsimile to the counsel representing the parties, as indicated below:

Christopher H. Kent, Esq.                     Michael B. Merchant, Esq.
Kent Custis, LLP                              Black Helterline LLP
1500 S.W. Taylor Street                       1900 Fox Tower
Portland, Oregon 97205                        805 S.W. Broadway
Telephone: (503) 220-0717                     Portland, Oregon 97205-3359
Facsimile: (503) 220-4299                     Telephone: (503) 224-5560
Counsel for Plaintiffs Gary and               Facsimile: (503) 224-6148
Susan Lange                                   Counsel for Defendant Print
                                              Works, Inc.
William A. Davis, Esq.
Abbott, Davis, Rothwell, et at
1900 Wells Fargo Center
1300 S.W. Fifth Avenue
Portland, Oregon 97201-5604
Telephone: (503) 222-4422
Facsimile: (503) 222-4428
Counsel for Defendants Jeff and Lynn Harden, and ARDCO

10. Miscellaneous Provisions.

         a. This agreement is made and entered into for the purpose of settling and compromising disputed claims and is not, and shall not be construed as, an admission of any sort by any party, all of whom expressly deny and liability.

         b. This agreement and mutual releases provided in paragraph 6 are binding upon and shall inure to the benefit of the parties and their respective heirs, administrators, executors, trustees, legal representatives, corporate parents, corporate subsidiaries, corporate affiliates, business entities, successors, predecessors, assigns, directors, officers, partners, attorneys, agents, employees, insurers and transferees.

         c. Each of the parties to this agreement has read this agreement and understands that they have been represented and advised by independent counsel throughout all negotiations that preceded the execution of this agreement.

         d. No amendments, modifications or supplements to this agreement may be made other than by a writing signed by all the parties hereto.

         e. Except as otherwise expressly provided in this agreement, each party hereto will bear his or its own expenses in connection with the preparation, execution and performance of this agreement.

         f. The exhibits reference in this agreement are a part of this agreement as if fully set forth herein.

         g. This agreement shall be construed in accordance with and by the laws of the state of Oregon.

         h. This agreement constitutes the entire agreement and understanding the parties with respect to its subject matter and supersedes all prior understandings, written or oral, among the parties with respect to this subject.

         i. The parties further agree that, if there is a breach of any provision of this agreement, the prevailing party will be entitled to recover costs, disbursements, reasonable attorney's fees, expert witness fees, and any other fee or cost incurred including pre-filing fees and costs that are incurred as a result of the breach.

                              APPROVED AS TO FORM:

/s/ Gary Lange

/s/ Susan Lange

/s/ Jeffrey S. Harden

/s/ Lynn A. Harden

/s/ B. Willes Papenfuss
President, American Resources & Development

/s/ Jeffrey S. Harden
President, Print Works, Inc.

                                    Exhibit A

                               ASSIGNMENT OF STOCK

For Value Received, Gary B. Lange and Susan M. Lange, hereby sell, assign and transfer unto ___________________, Seven Thousand Six Hundred (7,600) their jointly held shares of common stock ("Shares") of Print Works, Inc. (the "Corporation") standing in their names on the books of the Corporation, represented by Certificate No. 37 ("Stock"), and do hereby irrevocably constitute and appoint Black Helterline LLP, attorneys to transfer the Stock on the books of the Corporation with full power of substitution in the Shares.

Effective May 2, 2001.

/s/ Gary B. Lange
/s/ Susan M. Lange

                                 PROMISSORY NOTE

$100,000

MADE BY:                    PRNT WORKS, INC.
                            AMERICAN RESOURCES & DEVELOPMENT CO.
                            JEFFREY S. HARDEN
                            LYNN A. HARDEN                         ("Makers")
PAYABLE TO:                 GARY LANGE
                            SUSAN LANGE                             ("Payees")

DATE:                       May 2, 2001

         For value received, the undersigned Makers jointly and severally promise to pay to the order of Payees the principal sum of One Hundred Thousand and No/l00 Dollars ($100,000) paid as follows:

                  1. $3,000 per month commencing on July 1, 2001, and the first day of each month thereafter for a period of 12 months;

                  2. $5,000 per month commencing on July 1, 2002, and the first day of each month thereafter for a period of 11 months; and

                  3. $9,000 as a final payment due on July 1,2003.

         No interest shall accrue on the unpaid and outstanding principal balance of this Note unless Makers fail to make the monthly payments as provided herein above.

         If Makers fails to make the monthly payment on or before the date indicated, Payees shall deliver to Makers a notice of missed payment ("Notice"). Upon delivery of Notice, Makers shall have ten days from the postmarked date of the Notice to cure the nonpayment. Makers shall not be deemed to have failed to make payment unless Notice is received by Makers. If Makers do not cure the nonpayment within the ten-day cure period, then Makers shall be deemed to have defaulted. In the event of a default, all remaining principal owed shall become immediately due and payable in its entirety. Interest on the unpaid balance shall accrue as of May 2, 2001 at the statutory rate of nine percent (9%) per annum or the applicable rate provided for judgments in Oregon at the time of default. If Makers timely cure any nonpayment, the remaining unpaid principal shall not be accelerated and there shall be no interest owed.

         Makers shall make all payments hereunder to Payees in lawful money of the United States and in immediately available funds.

         Failure at any time to exercise any of the rights of Payees hereunder shall not constitute a waiver of such rights and shall not be a bar to the exercise of any of such rights at a later date. In the event of commencement of suit to enforce payment of this Note, the prevailing party shall be entitled to receive the costs of collection, including reasonable attorneys' fees and court costs.

         Nothing contained in this Note shall be deemed to require the payment of interest or other charges by Makers or any other person in excess of the amount which the Payees may lawfully charge under the applicable usury laws. In the event that Payees shall collect monies that are deemed to constitute interest, which would increase the effective interest rate to a rate in excess of that permitted to be charged by applicable law, all such sums deemed to constitute interest in excess of the legal rate shall be credited against the principal balance of this Note ten outstanding, and any excess shall be returned to Makers.

         IN WITNESS WHEREOF, the undersigned have caused this Promissory Note to be duly executed as of the date written above.

/s/ Jeffrey S. Harden
---------------------------------
President, Print Works, Inc.

/s/ B. Willes Papenfuss
---------------------------------
President, AMERICAN RESOURCES & DEVELOPMENT CO.

/s/ Jeffrey S. Harden
---------------------------------


/s/ Lynn A. Harden
---------------------------------